Exhibit 1

Agreement for
the sale and purchase
of the Songa Vessels

BETWEEN

THE SELLERS LISTED IN APPENDIX 1,
SONGA BULK ASA,
THE PURCHASERS LISTED IN APPENDIX 2,
STAR BULK CARRIERS CORP.
AND
STAR SONGA LLC

14 MAY 2018

This master sale and purchase agreement (the "Agreement") is made on 14 May 2018 between:
1.	the sellers as set out in Appendix 1 (each a "Seller", together the "Sellers");
2.
Songa Bulk ASA, a public limited liability company incorporated under the laws of Norway with registered address at Haakon VII's gate 1, 0161 Oslo, Norway, and with business registration number 917 811 288 ("Songa");

3.	the purchasers as set out in Appendix 2 (each a "Purchaser", together the "Purchasers");
4.
Star Bulk Carriers Corp., a corporation incorporated under the laws of the Marshall Islands, with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and with business registration number 21451, (the "Parent"); and

5.	Star Songa LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of the Parent, ("Star Sub" and together with Parent the "Parent Parties")
BACKGROUND
(A)	Each Seller owns the respective Vessel listed in Appendix 3.
(B)	Subject to the terms and conditions set out in this Agreement, the Purchasers wish to acquire from the Sellers and the Sellers wish to sell to the Purchasers the relevant Vessels.
On this background, it is agreed as follows:
1	DEFINITIONS
In addition to definitions elsewhere in this Agreement, the following definitions shall apply herein:
Affiliate
means in respect of any person: (i) any person with direct or indirect control over the person; and (ii) any person directly or indirectly controlled by the person or a person as referred to in item (i).
For the purposes of this definition, decisive influence as set out in section 1-3 of the NPCLA shall constitute "control".

Agreement Date	means the date of this Agreement.
Base Amount	means USD the total amounts of the Cash Consideration and the Completion Receivables, as the same may be adjusted pursuant to this Agreement.
Bunkers and Lubricants Amount	has the meaning ascribed to such term in clause 4.2.

Business Day(s)	means a day when banks are open for general banking business in Norway, New York, Marshall Islands, Greece and Cayman Islands.
Cash Consideration	means USD 144,550,000, as the same may be adjusted pursuant to this Agreement.
Completion	means the completion of the Transaction in accordance with clauses 4, 8.3, 8.4 and 9.
Completion Conditions	means the conditions for the respective Parties' obligation to complete the Transaction as set out in clause 8.
Completion Receivables
means, subject to any adjustment as per clause 4.5 and/or 9.6, a receivable issued by the Parent on behalf of the relevant Purchaser to Songa as per instructions from each of the relevant Sellers in an amount equal to the difference between the aggregate Cash Consideration payable by the Purchasers for the Vessels and the Purchase Price for the Vessels.

Completion Schedule	has the meaning ascribed to it in clause 9.2.
Consideration Shares	means 13,688,000 common shares of the Parent, to be subscribed by and issued to Songa in accordance with clause 4.4.
Encumbrance(s)	means any encumbrance, mortgage, lien, claims, charge, pledge, security interest, options, pre-emptive right, title retention, right of first refusal or similar interest.
Governmental Body
means any governmental, national or municipal body, and/or classification society and any multinational organisation, entitled to exercise administrative, executive, judicial legislative, police, regulatory or taxing authority of any nature and/or administering any international conventions and/or rules applicable to the Vessels (or any of them).

Lock-Up Undertakings
means the lock-up undertakings to be signed by companies controlled by Arne Blystad and Magnus Roth to refrain from selling or otherwise disposing of their direct and indirect shareholding in Parent for a period of 90 (ninety) days following distribution of the Consideration Shares from Songa to its shareholders in the form of Appendix 4;

Long Stop Date	means 20 July 2018, subject as stated in clause 8.5.
MoA	means a Memorandum of Agreement for the sale and purchase of each

Vessel, substantially in the form set out in Appendix 5.
OK	means Norwegian kroner.
NPLCA	means the Norwegian Private Limited Liability Companies Act of 1997, as in force at the Agreement Date.
Parent NAV Adjustment
means a payment from the Sellers to the Parent in the agreed amount of USD 4,750,000 to account for the accretion of the Parent's NAV from 31 December 2017 to the Completion Date, which payment will be in the form of lubricants, bunkers and cash that will be paid by the Sellers.

Parent's Knowledge	means the actual knowledge of Simos Spyrou and Christer Begleris after reasonable inquiry as per the Agreement Date and at Completion.
Parent's Warranties	means the warranties of Parent set out in clause 12.1.
Parties	means the Purchasers, Songa, the Sellers, the Parent, and Star Sub, each a "Party".
Preliminary Bunkers Adjustment Amount	means the net of the value of Bunkers and Lubricants Amount less the Preliminary Bunkers and Lubricants Amount.
Preliminary Bunkers and Lubricants Amount	has the meaning set out in clause 9.2 (a).
Purchase Price	has the meaning ascribed to such term in clause 4.1.
Purchaser Group	means the Parent, Star Sub and the Purchasers.
Sellers' Deposit Account	means the bank account identified by Songa in the Completion Schedule, held by Songa, pledged and blocked in favour of the Nordic Trustee AS.
Securities Act	has the meaning ascribed to it in clause 11.2. means Songa and the Sellers.
Seller Group	means Songa and the Sellers.
Sellers' Knowledge	means the actual knowledge of Herman Billung and Arne Blystad after reasonable inquiry as per the Agreement Date and at Completion.
Sellers' Provided Information	has the meaning set out in clause 11.2.

Sellers' Representative	means Arne Blystad.
Sellers' Warranties	means the warranties of Songa and the Sellers set out in clause 11.1.
Songa Warrant Agreements
means the agreements between the Parent and each of Songa Shipholding AS, Billung Bulk AS and PK Shipping AS, respectively, in respect of the Parent's purchase of certain outstanding warrants (Norw. "frittstaende tegningsretter") in the form set out in Appendix 6.

Transaction	means the sale and purchase of the Vessels contemplated by this Agreement and the other transactions contemplated herein.
USD	means the lawful currency of the United States of America.
Vessels	means the dry-bulk vessels listed in Appendix 3, each a "Vessel".
Voting Undertakings	means the irrevocable voting undertakings given in favour of Parent by companies controlled by each of Arne Blystad, Herman Billung and Magnus Roth in the form of Appendix 7.
VPS	means the Norwegian Securities Depository Register (No.: verdipapirsentralen).
2	SALE AND PURCHASE OF THE VESSELS
2.1
Subject to the terms and conditions of this Agreement, the Sellers shall sell and the Purchasers shall purchase the individual Vessels as set out in Appendix 3. Each such Seller and Purchaser shall enter into a separate MoA in respect thereof. The MoAs shall constitute an integral part of this Agreement, but in the case of any conflict or discrepancy between the terms of the MoAs and this Agreement, the latter shall prevail.

3	SIGNING CONDITIONS
3.1	In conjunction with the signing of this Agreement, the following documents shall be delivered:
3.2
evidence from each of the Parties (i) that all necessary corporate resolutions to enter into the Agreement and the other documents herein contemplated to consummate the Transaction have been passed, and (ii) that the individual(s) executing the Agreement and any related documents on behalf of such Party has been duly authorised to do so, it being understood that the resolutions mentioned in (i) in the case of the Seller Group will be subject to the Songa shareholder vote referred to in clause 8.2 (b),
(a)	the Voting Undertakings, duly signed by the parties thereto;
3.3	the Songa Warrant Agreements, duly signed by the parties thereto; and
3.4	the MoAs, duly signed by the Parties thereto.
4	THE PURCHASE PRICE, PAYMENTS ETC.
4.1
The aggregate purchase price for the Vessels (the "Purchase Price") shall equal the sum of the Base Amount allocated between the Vessels and the respective Sellers and Purchasers, and divided between the relevant amounts of the Cash Consideration and the Completion Receivables, respectively, all as set out in Appendix 3.

4.2
Subject to the Parent NAV Adjustment, each Purchaser shall, in addition to the Purchase Price, pay for bunkers and lubricants to the relevant Seller. The bunker quantity shall equal the sum of the actual on-board bunkers and the unused lubricating and hydraulic oils and greases in storage tanks and unopened drums of the relevant Vessel all measured at 12 CET noon on the Completion Date. The cost of bunkers, lubricants and other consumables as aforesaid (the "Bunkers and Lubricants Amount") shall be determined for Vessels on voyage charter (including the ships in the CCL Pool), at the price paid by the relevant Seller as documented by invoices net of any applicable discounts or rebates, calculated in USD and, if relevant, determined on the basis of the applicable official rate of exchange quoted on the Completion Date. For Vessels on time charter, the relevant Purchaser will replace "Owner" in each relevant time charter and settle the bunkers on redelivery in accordance with the terms thereof. In cases where any relevant charterers have deducted prematurely for the value of estimated bunkers on redelivery, a corresponding amount shall be paid by the relevant Purchaser to the relevant Seller as part of the Bunkers and Lubricants Amount. For the avoidance of doubt, bunkers, lubricants and/or cash that may constitute part of the Parent NAV Adjustment will not be paid other than by set-off by the relevant Purchaser.

4.3
Subject to satisfaction (or waiver by the relevant Party) of the Completion Conditions and clause 9, the total Purchase Price shall be paid on Completion by the Parent on behalf of the Purchasers by way of settlement with Songa on behalf of the Sellers, and for distribution among the Sellers as per internal arrangements and agreements within the Seller Group by way of

(a)	payment of the Cash Consideration; and
(b)	issuance of notes evidencing the Completion Receivables;

in each case, based on allocation between the relevant Vessels, the Sellers and the Purchasers as set out in Appendix 3.
In addition, on the Completion Date, the Parent (on behalf of the relevant Purchaser) shall pay the relevant Preliminary Bunkers and Lubricants Amount.
4.4
It is agreed by the Parties, that on the date of Completion, Songa shall subscribe for, and the Parent shall issue upon payment of the subscription amount, the Consideration Shares. The subscription amount for the Consideration Shares shall equal the amount of the Completion Receivables, which shall be set-off and extinguished in its entirety upon issuance of the Consideration Shares. Each of the Parent and Songa shall take all such actions and do all such things as may be required in order to effect the foregoing in a prompt and timely fashion. The Parent shall use commercially reasonable efforts to provide that the Consideration Shares be issued and delivered to an account of Songa in the VPS, provided that, in the alternative, the Consideration Shares shall be issued and delivered as a book-entry position for the account of Songa maintained by Parent's transfer agent, bearing a restrictive legend in customary form as to restrictions on transfers under the Securities Act, as well as appropriate stop orders.

4.5
Subject to clause 9.6, if for any reason, all the Vessels cannot be delivered simultaneously on the targeted date of Completion, the obligation to pay the Purchase Price shall, based on the amounts set out in Appendix 3, be adjusted to reflect and cover only the Vessels which are actually delivered and accepted on the relevant date of Completion only. The respective obligations of Songa and the Parent to subscribe for and issue the Consideration Shares pursuant to clause 4.4 shall be adjusted accordingly, and payment of the Preliminary Bunkers and Lubricants Amount shall cover only bunkers and luboils on board the Vessels actually delivered and accepted on such date of Completion.

4.6
Subject to clause 4.2, the Preliminary Bunkers Adjustment Amount shall be payable in cash by the relevant Party no less than five − 5 - Business Days following Completion, subject to the Parent NAV Adjustment. The Preliminary Bunkers Adjustment Amount may be a positive figure (in which case it shall be paid by the Parent (on behalf of the relevant Purchaser) to the Seller of the relevant Vessel) or a negative figure (in which case it shall be paid by Songa (on behalf of the relevant Seller) to the Parent (on behalf of the relevant Purchaser).

5	PRE-COMPLETION CONDUCT OF THE SELLER GROUP
5.1
As soon as practicable after the Agreement Date, Songa shall convene an extraordinary shareholders' meeting in Songa with a view to securing required shareholder consent to the consummation of the Transaction.

5.2
Songa and each Seller shall from the Agreement Date and until Completion, except as contemplated by this Agreement or approved by the Parent (on behalf of itself and the Purchasers in writing) (such approval not to be unreasonably withheld), conduct their business and operations only in the ordinary course, operate and maintain the Vessels in accordance with past practice, and refrain from:
(a)	selling, leasing or otherwise disposing of or encumbering the Vessel, or disposing of any shares or ownership interest in any of the Sellers;
(b)	permitting or taking any step or action to dissolve, wind-up or cease operations of any of the Sellers;
(c)	changing any of the Vessels' registered flag state, classification society or taking any action that would jeopardize the Vessels' flag or class;
(d)	entering into any agreement or commitment to do any of the above; and/or
(e)	deferring scheduled maintenance, entering in a dry dock contract, purchasing scrubbers, ballast water treatment systems or other major capex items without the consultation with Parent.
From signing of the Agreement, the Sellers shall not commit any of the Vessels to any new charter parties beyond 60 days without the consultation with the Parent.
6	PRE-COMPLETION CONDUCT OF THE PARENT
6.1
The Parent shall from the Agreement Date and until Completion, except as contemplated by this Agreement or approved by Songa (on behalf of itself and the Sellers in writing) (such approval not to be unreasonably withheld) or already disclosed in its public filings, cause the Purchaser Group to conduct its business only in the ordinary course of business, and to refrain from:

(a)	amending the Parent's articles of association;
(b)
issuing new shares, options, warrants or other similar rights to acquire shares of the Parent, other than the Consideration Shares, at a price lower than the Consideration Share subscription price per share except to the extent resulting from obligations or commitments assumed prior to the date of the Agreement;

(c)
declaring, setting aside or paying any dividend, group contribution or other distribution with respect to shares of the Parent, or from directly or indirectly redeeming or purchasing any of its shares;

(d)
making any material changes to the compensation or benefits of the employees of any member of the Purchaser Group, it being understood that this shall not prevent the Purchaser Group companies from carrying out annual salary adjustments or benefits, in accordance with the past practice;

(e)
entering into new loan agreements, except to finance new vessel acquisitions (including the acquisition of the Vessels contemplated hereby) or refinance existing facilities or financing of obligations or commitments assumed prior to the date of this Agreement ;

(f)	entering into any agreement to acquire or dispose of vessels, except on arm's-length, market-based terms either for cash or for shares; and/or
(g)	entering into any agreement or commitment to do any of the above.
7	PRE-COMPLETION BREACHES AND TERMINATION
7.1
From the date of this Agreement and until Completion, the Parties shall promptly upon becoming aware of same notify each other in writing of any circumstance or fact which is likely to result in a breach of the Agreement or adversely affect its consummation.

7.2
This Agreement may be terminated at any time prior to Completion by written agreement between the Parties, or by written notice from a Party to the other Party where the Completion Conditions have not been satisfied (for whatever reason except for the fault or breach of the Agreement by the Party seeking to terminate this Agreement) or waived before the Long Stop Date.

7.3	If this Agreement is terminated pursuant to clause 7.2, all further obligations of the Parties pursuant to this Agreement shall terminate and have no further effect, provided that:
(a)	termination shall not affect any accrued rights or liabilities of any Party in respect of damages for any breach of this Agreement prior to such termination;
(b)
where a Party has terminated the Agreement on the basis of a material breach by the other Party of the Agreement, such termination shall not affect the terminating Party's right to seek compensation for the economic loss resulting from the termination of the Agreement; and

the obligations of the Parties pursuant to clauses 16 (Announcements; Confidentiality), 17 (Notices), 18 (General) and 19 (Governing law; Legal venue), shall survive such termination.
8	COMPLETION CONDITIONS
8.1
Each of the Seller Group's and the Purchaser Group's respective obligation to complete the Transaction is conditional on Purchaser Group and the Seller Group, respectively, not being in material breach of any of its material obligations under the Agreement.

8.2	Songa's and each Seller's obligation to complete the Transaction is conditional upon:

(a)	no material breach of any of the Parent's Warranties existing at the time of Completion;
(b)	the shareholders of Songa having approved the Transaction with two-thirds majority of the votes present and cast;
(c)
signing of new technical management agreements by each Purchaser relating to the relevant Vessels commencing on the relevant date of Completion and for a period which effectively, on average for all the Vessels, shall not expire before 31 December 2018, and with notice periods of 3 months;

(d)	the Oslo Stock Exchange having approved the secondary listing of the Consideration Shares, subject to customary conditions; and
(e)	the absence of any governmental order prohibiting the consummation of the Transaction.
8.3	The Parent's and each Purchaser's obligation to complete the Transaction is conditional upon:
(a)	no material breach of any of the Sellers' Warranties existing at the time of Completion;
(b)	the relevant companies controlled by Arne Blystad and Magnus Roth (or their respective Affiliates) having signed the Lock-Up Undertakings;
(c)
the absence of any governmental order prohibiting the consummation of the Transaction, and all regulatory approvals, filings and registrations required having been obtained or made on terms and conditions acceptable to Parent (including, without limitation, those contemplated in clause 9);

(d)
termination of existing technical and commercial agreements with Songa Shipmanagement and Equinox and with Songa remaining solely responsible for any termination fees or other costs relating to termination;

(e)
signing of new technical management agreements by Songa Shipmanagement and Equinox relating to the relevant Vessels commencing on the relevant date of Completion and for a period which effectively, on average for all the Vessels, shall not expire before 31 December 2018, and with notice periods of 3 months;

(f)
evidence satisfactory to the Parent that all charterparties and/or employment contracts relating to the Vessels in force at the time of Completion and/or for any period subsequent thereto have been novated to the relevant Purchaser pursuant to relevant novation agreements to be entered into on terms and conditions acceptable to the Parent including, without limitation, terms dealing, inter alia, with the allocation as between the relevant Seller and Purchaser of costs, claims, liabilities and revenues at the time of Completion;

(g)
evidence satisfactory to Parent that, in relation to any Vessel which is laden at the Completion Date, full coverage under the relevant Seller's P&I insurance will continue relative to such Vessel following transfer of ownership to the relevant Purchaser at least until the cargo in question has been discharged as per the relevant contractual arrangements pertaining thereto; and

(h)
evidence satisfactory to Parent that arrangements have been made by the relevant Sellers for transfer of title and release of all security interests, mortgages and Encumbrances over the Vessels at Completion.

8.4
Each of the Parties shall use reasonable efforts to prepare for and facilitate Completion as contemplated in this Agreement and to perform their respective obligations hereunder, and promptly take or cause to be taken all actions necessary or advisable under applicable law and regulations to consummate and make effective the Transaction.

8.5
If for any reason, any of the Parties foresee a delay which renders it likely that Completion can not be achieved by the Long Stop Date and which is (i) not due to the acts or omissions of any Party, or (ii) necessary, for purely practical reasons, in order to arrange for Completion (ref. clause 9.1), the Parties shall in writing notify each other as soon as practicable. Each of the Parent and Songa (provided such Party is not in breach of its obligations under the Agreement) shall have the right to extend the Long Stop Date up and including to 15 August 2018 if, in spite of reasonable efforts having been exerted to secure same, any regulatory approval required for the Completion and/or FSA approval of the listing prospectus remains to be obtained by 20 July 2018.

9	COMPLETION
9.1
The documentary Completion of the sale and purchase of all Vessels shall take place at the offices of Wikborg Rein Advokatfirma AS at Dronning Maudsgt. 11, Oslo, Norway on a date on or before the Long Stop Date to be agreed as soon as practicable, no later than ten Business Days after the Completion conditions are satisfied, based on a completion memorandum outlining the detailed steps and mechanics of the Completion, which document shall be agreed by Songa and Parent in advance.

9.2
No later than five Business Days prior to the Completion Date, the Sellers' Representative on behalf of the Sellers shall provide Parent (on behalf of the Purchasers) with a schedule (the "Completion Schedule") including:

(a)	the Sellers' estimates of the Bunkers and Lubricants Amount (the "Preliminary Bunkers and Lubricants Amount");
(b)	a summary supporting the estimates set out in (a); and
(c)	the details of the Sellers' Deposit Account(s) and other accounts to receive the amount of the Cash Consideration.

If the Purchaser does not dispute the calculations of the Preliminary Bunkers Amount within two Business Days after receipt the Sellers' Completion Schedule be deemed to have been agreed and final.
9.3	At Completion, Songa and/or the relevant Seller (as the case may be) shall:
(a)	deliver to the Parent (on behalf of itself and Purchasers) evidence of the authority of the individual completing the Agreement on behalf of Songa and each Seller;
(b)
deliver to the Purchaser a copy of duly signed minutes from a general meeting of Songa approving the sale of the Vessels to the Purchasers with at least two-thirds majority of the votes present and cast;

(c)	perform all other actions required to be performed by the relevant Seller under the terms of the MoA in relation to the sale and purchase of the relevant Vessel; and
(d)	subscribe for the Consideration Shares.
9.4	At Completion, the Parent and/or the relevant Purchaser (as the case may be) shall:
(a)	deliver to the Songa (on behalf of itself and the Sellers) evidence of the authority of the individual(s) completing the Agreement on behalf of Parent and each Purchaser;
(b)	perform all other actions required to be performed by the relevant Purchaser under the terms of the MoA in relation to the sale and purchase of the Vessel; and
(c)	pay the Purchase Price and the Preliminary Bunkers and Lubricants Amount in accordance with clause 4.
9.5
All actions set out in clauses 9.3 and 9.4 shall be carried out at the same time (in so far as practically possible), and be mutually conditional upon each other. Each Party may (in addition and without prejudice to all other rights and remedies available to it) revoke any action taken under clauses 9.3 and 9.4 (as applicable), and demand reversal of such action, until the other Parties have performed all of their respective obligations thereunder.

9.6	Completion shall be conditional upon the sale and purchase of all Vessels at the same time, provided however that:
(a)	the Parties may agree that the sale and purchase of one or several Vessels shall be postponed until a later agreed time and date; and/or
(b)
should one or several Vessels become an actual, constructive or compromised total loss before delivery, such Vessel and the Purchase Price for such Vessel shall be severed from this Agreement and the sale and purchase of the remaining Vessels shall be accomplished as set out herein.

In the event that one or more Vessels is not ready for delivery as per the relevant MOA and/or this Agreement, for the avoidance of doubt, not including reasons set out in the Sellers' Provided Information or reasons the Purchaser should have known after inspection of the relevant Vessel, the relevant Parties shall discuss in good faith whether (i) delivery of such Vessel shall be postponed as per litera (a), or (ii) it is possible to facilitate delivery on Completion as contemplated by the Seller with a view to securing simultaneous delivery of all Vessels, for instance by way of (1) an agreed price reduction, (2) assigning any insurance claims to the relevant Purchaser, (3) agreeing arrangements so that any repair works required to be undertaken to satisfy the delivery condition specified in the MOA be performed post-delivery by the Purchaser, but for the account of the Seller, or (4) other mutually acceptable means. If, the foregoing notwithstanding and after having used reasonable efforts in good faith to find a solution, the relevant Parties fail to reach a mutually acceptable agreement, either Party shall have the right to terminate this Agreement. In the event the first Completion does not cover all Vessel, Songa shall have the right, but no obligation, to require an adjustment (the "Adjustment") to the allocation between Cash Consideration and Completion Receivables for the delivered Vessels to ensure Songa receives at least USD 137,500,000 in Cash Consideration at the date of the first Completion, and, if so, with corresponding reallocation between the Cash Consideration and the Completion Receivables in respect of the relevant remaining Vessels at subsequent Completion(s), always provided that the total ratio between Cash Consideration and Completion Receivables payable by the Purchaser Group hereunder shall remain as otherwise contemplated in this Agreement and as if no Adjustment had taken place.
9.7	When all of the relevant Completion actions have taken place, the Parties shall sign a Completion Schedule, evidencing that Completion has taken place.
10	FILINGS AND APPROVALS FROM AUTHORITIES
10.1
Upon the Parent's request, Songa will cooperate and use reasonable efforts to assist in a timely fashion by providing facts and input to any filing or application required to be made in connection with the preparation for or implementation of the Transaction (or any part thereof) or any time thereafter, including in connection with or as a result of the Parent's issuance of the Consideration Shares.

(a)
Without limiting the generality of the foregoing, it is understood and agreed that after Completion, Parent may be required from time to time to prepare and file with the U.S. Securities and Exchange Commission (the "SEC") forms, statements (including registration statements), and reports as may be required under the United States federal securities laws ("SEC Filings").

(b)
Songa and the Sellers shall, upon reasonable request, deliver to Parent all information about Songa, each Seller and the Vessels reasonably determined by Parent to be required by law, rule or regulation, or as otherwise may be requested by the SEC, in connection with Parent's preparation and filing of the SEC Filings, including all financial statements and information in such form as they have available, whether audited and/or unaudited ("Financial Statements"), and shall use commercially reasonable efforts to cause their accountants to deliver to Parent all reports on such financial statements and consents as may be required in connection with any SEC Filings.
(c)
If Financial Statements have not been prepared under such accounting principles or for such periods as required by the forms, rules and regulations of the SEC ("SEC Financial Requirements"), Songa and the Sellers shall, to the extent practicable, give Parent and its auditors access to the offices, properties, books and records of Songa and the Sellers, as such auditors shall request in order to perform accounting procedures and work necessary to bring the Financial Statements into conformity with SEC Financial Requirements.

(d)
The reasonable costs of providing any information, consents, access or other requests made in accordance with this Clause 10.1 shall be borne by Parent, provided that Parent has received properly detailed estimates and invoices for same.

11	SELLER GROUP'S WARRANTIES
11.1
Subject to clause 11.2, Songa and each Seller represents and warrants to Parent and the Purchasers that each of the warranties set out in the relevant MoA, clauses 11.1.1 − 11.1.9 and 11.3 in all material respects are true and accurate and not misleading as at the Agreement Date and on the date of Completion (unless otherwise set out in each warranty):

11.1.1	Legal Status
Each member of the Seller Group has been lawfully established, exists and is registered in the Norwegian business registry, and in other mandatory government registers. There are no circumstances relating to Songa or the Sellers that pursuant to mandatory law should have been, but that are not, registered in the business registry or in other mandatory government registers.
11.1.2	No Conflict
Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated by it, will conflict with or violate (a) any provision of the articles of association of the Seller Group members; or (b) any resolution adopted by the board of directors or the general meeting of such Seller Group member, (c) any law or regulation binding on it, or (d) any agreement or contractual provision to which it is a party or by which it is bound.
11.1.3	Title
Each relevant Seller has full ownership to the Vessel as listed in Appendix 3.

11.1.4	The Vessels
Each Vessel is in class without any recommendations, notations or conditions, and will at the time of delivery to the relevant Purchaser be free of any Encumbrances.
None of the Vessels is subject to any Port State or other administrative detentions, and to the best of the Sellers' Knowledge none of the Vessels is blacklisted by any nation or international organisation.
Each Seller has paid, and will continue to pay in relation to claims accrued up until the Completion, all crew wages, supplier claims and other expenses of whatever nature relating to the ownership and/or operation of the Vessels, and no claims or maritime liens have been asserted against any of the Vessels in respect hereof.
11.1.5	Insurance
An overview of each Sellers' insurance policies at the Agreement Date is provided in Appendix 8, all of which are in full force and effect. No Seller Group company has done anything or omitted to do anything which makes or will make any such policy void, or which may result in any insurance company not making full payment for any otherwise rightful claim under such policies. As of the Agreement Date, and (except as disclosed in writing by Songa to the Parent) at Completion, no Seller Group company has any pending or outstanding material insurance claims, or disagreements with any insurance provider.
11.1.6	Environment
Each Seller operates, and has at all times operated, its business in compliance with all applicable environmental laws and regulations (including regulations relating to human health, environment and work place conditions), and all judgements, orders and decrees issued by any Governmental Body for the protection of the environment (including work places). Each Seller holds, and complies with the terms of, all environmental licenses required to operate its business, and no environmental claims have been asserted against any of the Vessels.
As of the Agreement Date, and (except as disclosed in writing by Songa to the Parent) at Completion, no Seller has received notice from any Governmental Body that it must change its way of business or operation to satisfy any requirements under any current or future environmental law or regulation, or any environmental license, and no Seller is, or to the Sellers' Knowledge will be obligated to undertake any works or action, or to make any payments, to remedy or contain any existing risk, damage or harm to the environment of any kind, or to undertake any investigation or monitoring to identify the need for any such works, actions or payments. As of the Agreement Date, and (except as disclosed in writing by Songa to the Parent) at Completion, no claim relating to any of the foregoing has been asserted against any of the Vessels.

11.1.7	Compliance
Songa and each Seller has at all times:
(a)	complied with all applicable laws, sanctions, regulations, judgements, decrees and orders issued by any Governmental Body or court; and
(b)
held, and complied with the terms of, all public and private permits, licences and approvals from all Governmental Bodies and other third parties necessary to carry out its business in its ordinary course, and taken all actions required to prevent such permits, licences and approvals from lapsing,

As of the Agreement Date, and (except as disclosed in writing by Songa to the Parent) at Completion, no claims have been asserted against any of the Vessels in relation to (a) and (b).
11.1.8	US Securities Laws
Songa acknowledges that the Consideration Shares to be received by Songa as consideration under this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and are being issued in reliance upon one or more exemptions contained in such acts (including the exemption afforded by Section 4(aX2) of the Securities Act), and that the Parent's reliance upon such exemptions is based, in part, upon the warranties and agreements made by Songa herein. Songa understands that the Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable United States state securities laws, or pursuant to an applicable exemption therefrom. Songa is receiving the Consideration Shares for its own account and not with a view to distribution other than in a Consideration Shares Distribution effected in accordance with the Distribution Requirements as set forth in clause 15.9. Songa represents and warrants that it has, and will have at Completion, total assets in excess of USD 5,000,000.
11.1.9	Sanctions
Neither Songa nor any of the Sellers, or, to the Sellers' Knowledge, any directors or officers, or any employee, agent, affiliate or other person acting on behalf of any of them, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other applicable sanctions authority (collectively "Sanctions"), nor are the Sellers located, organized, or resident in a country or territory that is the subject or the target of Sanctions; and none of the Sellers will knowingly, directly or indirectly, use the proceeds of the sale of the Vessels, or lend, contribute, or otherwise make available such proceeds to any subsidiary, any joint venture partner or other person or entity to (A) fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitation, is the subject or target of Sanctions or (B) act in any other manner that will result in a violation by any person of Sanctions. To the Sellers' Knowledge, none of the Sellers, nor their respective directors, officers or employees, nor any agent, affiliate, joint venture partner or other person acting on behalf of the Sellers, has engaged in activities restricted or prohibited under the Sanctions relating to Russia, Ukraine/Russia-related sanctions programs or other restrictive measures against Russia, including but not limited to Countering America's Adversaries Through Sanctions Act, International Emergency Economic Powers Act (IEEPA), National Emergencies Act (NEA) (collectively, the "Russia Sanctions") and/or the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for the Fiscal Year 2012, the National Defense Authorization Act for the Fiscal Year 2013, Executive Order Nos. 13628, 13622, 13608, or any other U.S. economic sanctions relating to Iran (collectively, the "Iran Sanctions"); and the Sellers do not have any present plans to knowingly engage in any activities or business that would subject it to sanctions under the Russian Sanctions or the Iran Sanctions.
11.2
The Purchaser has carried out due diligence of the Vessels. The due diligence was based on the information included on the USB attached to the Agreement as Appendix 9 and documents and information provided to the Purchasers' representatives by the technical managers for the Vessels (the "Sellers' Provided Information"), all of which has been made available to the Purchasers by or on behalf of the Sellers.

11.3
Facts and circumstances which are fairly and properly disclosed in the Sellers' Provided Information or result from risks so disclosed, shall not in any event constitute a breach of any of the Sellers' Warranties or the MoA.

11.4
To the Sellers' Knowledge there are no facts or circumstances affecting the Vessels or their operations which could reasonably be deemed to be material to the Purchaser Group's decision to consummate the Transaction on the terms agreed which have not been disclosed to the Purchaser Group. Subject as aforesaid, and except for the Seller's Warranties, the Seller does not make any express or implied warranty or representation in respect of the Vessels and their operations.

11.5
Breach against the Seller's Warranties shall constitute the only valid basis for any claims of whatever nature from the Purchaser against the Seller related to the condition of the Vessels, hereunder the Vessel's legal, financial, commercial or technical state or situation. As such, the Purchaser may not make any claims against the Seller on the basis of the principles of defectiveness (NW: "Bakgrunnsrettens regler om mangler") in the background law (including but not limited to the Norwegian Act of Sale of Goods (NW: "Kjopsloven")).

12	PURCHASER'S WARRANTY CLAIMS
12.1
Subject to clauses 12.2 − 12.16, a Seller shall compensate any loss which Parent and/or a Purchaser incurs due to a breach of such Seller's Warranties and/or the relevant MoA. The liability between the Sellers shall be several and not joint, but Songa hereby irrevocably and unconditionally guarantees (No.: selvskyldnergaranti) the performance in full of all the obligations of each Seller pursuant to this Agreement.
12.2
A Seller shall not in any event be responsible for any indirect or consequential loss incurred by the Purchaser due to any breach of such Seller's Warranties, provided however, the foregoing shall not prevent recovery for losses that are reasonably foreseeable.

12.3
The Parent (on behalf of itself and/or relevant Purchaser) must notify Songa of any breach of such Seller's Warranties in writing without undue delay after having become aware of the circumstances underlying the breach.

12.4	No claim for any breach of Seller's Warranty can be made after the date that is six (6) months after delivery of the relevant Vessel.
12.5	Each Seller's liability for breaches of the Seller's Warranties shall be limited quantitatively as follows:
(a)	A Seller shall have no liability with respect to any individual loss not exceeding USD 75,000;
(b)	a Seller shall have no liability unless the aggregate losses for which such Seller is otherwise liable exceed USD 250,000, but then for the full amount;
(c)	each Seller's aggregate liability for warranty breaches shall not exceed 15 % of the Purchase Price for the Vessel sold by such Seller; and
(d)	the aggregate liability for all Sellers shall not exceed USD 65,000,000.
12.6
This clause 12.5 shall not limit a Seller's liability for breaches of the warranties set out in the MoA clause 9, clause 11.1.1 (Legal Status), or 11.1.3 (Title), or wilful misconduct or gross negligence on the part of such Seller.

12.7	The Sellers shall have no liability for a loss to the extent that:
(a)	the loss occurs as a result of any legislation not in force at Completion, or which takes effect retrospectively; or
(b)	any such loss could have been avoided or mitigated by reasonable efforts by the relevant Purchaser.
12.8
The Parent shall inform Songa without undue delay if the Parent or any Purchaser receives notice of any claim from a third party which may give rise to a claim against such Party for breach of the Seller's Warranties (a "Third Party Claim").

12.9	If Songa (on behalf of the relevant Seller) has confirmed in writing that (i) it, subject to the limitations of clause 12.5 and 12.6, will indemnify the relevant Purchaser against all direct losses that such Purchaser may incur from a Third Party Claim, and (ii) it has the financial means to conduct the proceedings for its account, Songa shall have the right to assume and control the defence of such Third Party Claim at the Seller's cost and expense and through counsel of the Seller's choice.
12.10
If Songa (on behalf of the relevant Seller) has not provided the Purchaser with confirmation as aforesaid in respect of a Third Party Claim, the Parent or the relevant Purchaser shall, in consultation with the Seller to the extent practical, have the lead and control of the defence of any legal or arbitration proceedings in relation to the Third Party Claim, subject to the rights of any third party insurers. The Purchaser shall not make any settlement or compromise of any such proceeding without the prior written approval of the Seller, which shall not be unreasonably withheld.

12.11	A Seller shall have no liability for any loss incurred by a Purchaser which results from the Purchaser's breach of the provisions of this clause 12.7.
12.12
A Seller shall not be liable for any loss to the extent that the relevant Purchaser or one of the Purchaser Group companies may recover indemnity for such loss from any person other than the Seller whether under any provision of applicable law or insurance policy in force.

12.13
If the Seller or Songa makes a payment in respect of a breach of the Sellers' Warranties (a "Warranty Payment"), and the Purchaser or a Purchaser Group company within one year thereafter receives a payment from a third party in compensation of the circumstances underlying the breach, the Purchaser shall promptly repay to the Seller the amount by which the sum of the Warranty Payment and the relevant third party payment exceeds the amount needed to compensate the Purchaser for its direct loss following the relevant breach of the Sellers' Warranties.

12.14	The Purchaser shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.
12.15
When calculating the loss of a Purchaser following a breach of the Seller's Warranties, any savings by, or net benefit to, the Purchaser or the Purchaser Group resulting from the circumstances underlying the warranty breach or the resulting loss shall be taken into account, including but not limited to any reduced current or future taxation on the Purchaser or on the Purchaser Group Companies resulting from such circumstances or loss.

12.16
The Purchaser's right to claim compensation under this clause 12 shall be the only remedy available to the Purchaser in the event of a breach of the Sellers' Warranties under this Agreement (save in the event of fraudulent conduct).

13	PARENT'S WARRANTIES
13.1	Subject to clause 13.2, the Parent represents and warrants to Songa and each Seller that each of the warranties set out in this clause 13.1.1 and 13.2 in all material respects are true and accurate and not misleading as at the Agreement Date and on the date of Completion (unless otherwise set out in the relevant warranty).
13.1.1	Legal Status of the Purchaser Group and the Consideration Shares
The Parent and each Purchaser have been lawfully established in its jurisdiction of incorporation, and registered in all mandatory government registers. There are no circumstances relating to Parent or the Purchasers that pursuant to mandatory law should have been, but that are not, registered in the business registry or in other mandatory government registers.
The Consideration Shares, when issued, will be validly issued, fully paid up, and free and clear from any Encumbrances, except for restrictions on transfer in accordance with applicable securities laws, rules and regulations. When the secondary listing set forth in clause 15.2(i) is obtained, the Consideration Shares will be eligible for trading on an unrestricted basis on the relevant exchange. Except as provided in the Lock-Up Undertakings, there is no agreement, conditional or unconditional, to create any Encumbrance over any of the Consideration Shares. Upon delivery of the Consideration Shares to Songa, Songa will obtain full title and ownership to the Shares.
13.1.2	No Conflict
Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated by it, will conflict with or violate (a) any provision of the articles of association of the Parent or any of the Purchasers; (b) any resolution adopted by the board of directors or the general meeting of the Parent or any of the Purchasers, (c) any law or regulation binding on it, or (d) any agreement or contractual provision to which it is a party or by which it is bound.
13.1.3	The Purchaser Group Vessels
None of the vessels of the Purchaser Group is subject to any Port State or other administrative detentions, and none of the vessels of the Purchaser Group is, to the best of the Parent's Knowledge, blacklisted by any nation or international organisation.
13.1.4	Environment
The Purchaser Group operates, and has at all times operated, its business in compliance with all applicable environmental laws and regulations (including regulations relating to human health, environment and work place conditions), and all judgements, orders and decrees issued by any Governmental Body for the protection of the environment (including work places). Purchaser Group holds, and complies with the terms of, all environmental licenses required to operate its business, and no environmental claims have been asserted against any of its vessels.

13.1.5	Compliance
The Purchaser Group has at all times:
(a)	complied with all applicable laws, sanctions, regulations, judgements, decrees and orders issued by any Governmental Body or court; and
(b)
held, and complied with the terms of, all public and private permits, licences and approvals from all Governmental Bodies and other third parties necessary to carry out its business in its ordinary course, and taken all actions required to prevent such permits, licences and approvals from lapsing,

As of the Agreement Date, and (except as disclosed in writing by the Parent to Songa) at Completion, no claims have been asserted against any of its vessels in relation to (a) and (b).
13.1.6	Sanctions
Neither the Purchaser Group, to the purchasers' knowledge, any directors or officers, or any employee, agent, affiliate or other person acting on behalf of any of them, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other applicable sanctions authority (collectively "Sanctions"), nor are the Purchaser Group Companies located, organized, or resident in a country or territory that is the subject or the target of Sanctions; and none of the Sellers will knowingly, directly or indirectly, use the proceeds of the Transaction, or lend, contribute, or otherwise make available such proceeds to any subsidiary, any joint venture partner or other person or entity to (A) fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitation, is the subject or target of Sanctions or (B) act in any other manner that will result in a violation by any person of Sanctions. To the purchasers' knowledge, none of the Purchaser Group Companies, nor their respective directors, officers or employees, nor any agent, affiliate, joint venture partner or other person acting on behalf of the Purchaser Group Companies, has engaged in activities restricted or prohibited under the Sanctions relating to Russia, Ukraine/Russia-related sanctions programs or other restrictive measures against Russia, including but not limited to Countering America's Adversaries Through Sanctions Act, International Emergency Economic Powers Act (IEEPA), National Emergencies Act (NEA) (collectively, the "Russia Sanctions") and/or the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for the Fiscal Year 2012, the National Defense Authorization Act for the Fiscal Year 2013, Executive Order Nos. 13628, 13622, 13608, or any other U.S. economic sanctions relating to Iran (collectively, the "Iran Sanctions"); and the Purchaser Group Companies do not have any present plans to knowingly engage in any activities or business that would subject it to sanctions under the Russian Sanctions or the Iran Sanctions.

13.1.7	Parent SEC Filings
(a)
Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Parent SEC Documents").

(b)
As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of Completion and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, at the time of such filing. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No subsidiary of Parent is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the Exchange Act.

(c)
As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act did not, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of Completion and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)
Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

As of the Agreement Date, and — except as disclosed in writing to the Sellers prior to Completion, there is no material non-public information related to the Consideration Shares and the Parent.
13.2
To the Parent's Knowledge, there are no facts or circumstances affecting the Consideration Shares or the Purchaser Group companies' operations which could reasonably be deemed to be material to the Sellers' decision to consummate the Transaction on the terms agreed which have not been disclosed to the Sellers (including in the Parent SEC Documents). Subject as aforesaid, and except for the Parent's Warranties, the Purchaser Group does not make any express or implied warranty or representation in respect of the Consideration Shares, the Purchaser Group Companies or otherwise.
13.3
Breach against the Parent's Warranties shall constitute the only valid basis for any claims of whatever nature from the Seller Group against the Purchaser Group. As such, the Seller Group Purchaser may not make any claims against the Purchaser Group on the basis of the principles of defectiveness (NW: "Bakgrunnsrettens regler om mangler") in the background law (including but not limited to the Norwegian Act of Sale of Goods (NW: "Kjopsloven")).

14	SELLERS' WARRANTY CLAIMS
14.1	Subject to this clause 14.2 − 14.10 and clause 13.2, the Parent shall compensate any loss which the Seller Group incurs due to a breach of any of Parent's Warranties.
14.2
The Parent shall not in any event be responsible for any indirect or consequential loss incurred by the Seller Group due to a breach of any of Parent's Warranties, provided however, the foregoing shall not prevent recovery for losses that are reasonably forseeable.

14.3
The Sellers' Representative must notify Parent of any breach of any of Parent's Warranties in writing without undue delay after any member of the Seller Group becomes or should have become aware of the circumstances underlying the breach.

14.4
The Sellers may not make any claim for any breach of Parent's Warranties after the date that is six (6) months after Completion (or, if there are several Completions, the date of the final Completion).

14.5	The Parent's liability for breaches of any of Parent's Warranties shall be limited quantitatively as follows:
(a)	the Purchaser shall have no liability with respect to any individual loss not exceeding USD 75,000;
(b)	the Purchaser shall have no liability unless the aggregate losses for which the Purchaser is otherwise liable exceed USD 250,000, but then for the full amount; and
(c)	the aggregate liability for the Purchaser towards the Sellers shall not exceed USD 65,000,000.
14.6
This clause 14.5 shall not limit a Purchasers' or the Parent's liability for breaches of the warranties set out in clause 13.1.1 (Consideration Shares), or wilful misconduct or gross negligence on the part of the Purchaser Group.

14.7	The Parent shall have no liability for a loss to the extent that:

(a)
the loss occurs as a result of any legislation not in force at Completion, or which takes effect retrospectively, or occurs as a result of any increase in the tax rates in effect at the Agreement Date or any change in the practice of the tax authorities; or

(b)	any such loss could have been avoided or mitigated by reasonable efforts by the Sellers.
14.8	A Seller shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.
14.9
When calculating the loss of a Seller following a breach of the Parent's Warranties, any savings by, or net benefit to, such Seller resulting from the circumstances underlying the warranty breach or the resulting loss shall be taken into account, including but not limited to any reduced current of future taxation on the Sellers resulting from such circumstances or loss.

14.10	The Sellers' right to claim compensation under this clause 14 shall be the only remedy available to the Sellers in the event of a breach of the Parent'ss Warranties under this Agreement.
15	POST COMPLETION OBLIGATIONS
15.1	The Parent shall take all actions required to deliver and issue the Consideration Shares to Songa.
15.2
The Parent shall use commercially reasonable efforts to (i) obtain a secondary listing of the Consideration Shares on the Oslo Stock Exchange or Oslo Axess with a first day of listing no later than by the Long Stop Date; and (ii) maintain the listing on the Nasdaq Stock Market of the class of shares of Parent currently listed thereon for a period of 24 months following Completion.

15.3
Songa will observe and comply with the requirement to file a Schedule 13D, or, if eligible, a Schedule 13G, report of beneficial ownership with the SEC. Upon request, the Parent will reasonably cooperate with Songa in connection therewith.

15.4
For the avoidance of doubt, Songa (or relevant Affiliate) shall retain and have all rights to the trading name and company name "Songa" and the Purchaser Group shall refrain from using the Songa name in any combination of names, except that the Star Sub (which is and shall remain a sub-holding company which does not and shall not trade or otherwise seek visibility) shall be entitled to maintain its corporate name until 31 December 2018. The Vessels that bear the name "Songa" shall be renamed in conjunction with the change of technical managers.

15.5	Upon written request, each of the Seller Group companies and the Purchaser Group companies (each a "Requesting Party") shall procure that such Party after Completion grants the relevant Requesting Party reasonable access to information and other relevant information pertaining to the Vessels or the Sellers (or any of them), respectively, from the period before Completion to the extent this is required for the Requesting Party to comply with its statutory obligations. The relevant Requesting Party shall cover any actual costs and expenses reasonably incurred by the Party giving access and/or providing information in connection herewith.
15.6
The respective Parties waive any rights and claims which such Party may directly have against any board member or employee of any other relevant Party in respect of any misrepresentation, inaccuracy or omission in any information or advice given by them in connection with the Transaction (including, without limitation, with respect to the Seller Group, the Sellers' Provided Information).

This clause 15.6 shall not apply to any claims resulting from the gross negligence or wilful misconduct of Songa and/or any Seller, or any current or previous board member or employee of Songa or any Seller.
15.7
Songa shall provide Parent a reasonable opportunity to review all materials to be disseminated to Songa's shareholders in connection with the submission of the Transaction to the approval of the shareholders of Songa (the "Proxy Materials"), and shall include in such Proxy Materials all disclosures reasonably requested by Parent.

15.8
The Parent shall use commercially reasonable efforts to ensure that no filings, registrations or other approvals, save for corporate approvals of Songa, are required to effect a distribution of the Consideration Shares to shareholders of Songa within one year of the date of approval of the Transaction by the shareholders of Songa (a "Consideration Shares Distribution"), and to, upon any Consideration Shares Distribution, facilitate the ability of the shareholders of Songa to hold the Consideration Shares in the VPS, (provided that, in the alternative, the Consideration Shares following such Consideration Shares Distribution will be recorded in book-entry form on Parent's share register, bearing a restrictive legend in customary form as to restrictions on transfer under the Securities Act, as well as appropriate stop orders), and, upon a secondary listing of the Parent's common shares as set forth in clause 15.2(i) being obtained, to be eligible to trade the Consideration Shares on an unrestricted basis on the relevant exchange.

15.9
Any Consideration Shares Distribution shall be effected only in accordance with the following requirements (the "Distribution Requirements") and the Proxy Materials shall contain disclosure of the Distribution Requirements subject to the approval of Parent (such approval not to be unreasonably withheld):

(a)
Delivery of Consideration Shares or, in lieu thereof in accordance with clause 15.9(c), the Cash Alternative (as defined below) in the Consideration Shares Distribution to any shareholder of Songa shall be conditioned upon such shareholder making representations and warranties to Songa, in the form set forth in Appendix 10 or such other form as reasonably required by the Parent, that such shareholder is (i) not a U.S.

Person as defined in Regulation S promulgated under the Securities Act and located outside the United States (a shareholder making such representations, a "Regulation S Shareholder"), (ii) not a Regulation S Shareholder and an accredited investor within the meaning of Regulation D promulgated under the Securities Act (a shareholder making such representations, a "Regulation D Shareholder"), or (iii) neither a Regulation D Shareholder nor a Regulation S Shareholder (an "Ineligible Shareholder");
(b)	Consideration Shares will be distributed in the Consideration Shares Distribution only to Regulation D Shareholders and Regulation S Shareholders; and
(c)
Any shareholder of Songa who an I eligible Shareholder will receive in the Consideration Shares Distribution the cash equivalent (the "Cash Alternative") of the Consideration Shares it would otherwise be entitled to receive in the Consideration Shares Distribution ("Ineligible Shares"), in lieu of such Ineligible Shares. The value of the Cash Alternative per Illegible Share shall be equal to (i) the closing price of the Parent's common shares on the trading day immediately preceding the last day the Songa shares are trading inclusive the right to receive Consideration Shares (the "Approval Date"), or (ii) such other value as otherwise agreed by Songa and the Parent which is fixed or readily ascertainable as of the Approval Date (the "Cash Alternative Price").

(d)
Songa shall have the option to sell any such Ineligible Shares, upon receipt of the representations and warranties of each relevant shareholder as set forth in clause 15.9(a) certyfying that such shareholder is an Ineligible Shareholder, free and clear of any Encumbrances to the Parent at the Cash Alternative Price per share.

(e)
Upon the earlier of the date which is 180 days following Completion or the date on which the board of directors of Songa approves and effects any dissolution or winding up of Songa, (i) Songa shall transfer any Consideration Shares which, as of such date, have not been delivered in any Consideration Share Distribution to shareholders who, as of such date, have not made the represenatations and warranties set forth in clause 15.9(a) (the "Undelivered Consideration Shares") to the Parent or a third party agent, at the Parent's election, for no consideration other than the obligation assumed by Parent pursuant to clause (ii) of this sentence, and (ii) the Parent or such agent shall irrevocably assume, without recourse to Songa, any obligation to deliver the Undelivered Consideration Shares (or any corresponding Cash Alternative) to the relevant Songa shareholders who have not made the representations and warranties set forth in clause 15.9(a), in accordance with the Distribution Requirements and the terms of this Agreement and with reasonable cooperation of Songa (unless wound up). For the avoidance of doubt, any assumption of such obligation shall not restrict or otherwise affect the Purchaser Group's rights to indemnification or any other remedies available to it under this Agreement in connection with the Seller Group's breach of this Agreement or an MOA.

16	ANNOUNCEMENTS; CONFIDENTIALITY
16.1
The Parties agree to issue the joint press release as substantially on the form set out in Appendix 11, and hereby approve the delivery of a presentation, including substantially similar information regarding the subject matter of this Agreement as is included in the joint press release, to participants on one or more offshore press conferences or investtor conference calls held by the Parent or Songa, and the availability of such presentation on the respective Party's website. No other announcement in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of a Party without prior written approval from the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that this shall not hinder any announcement or filing which in the judgement of such Party upon the advice of its outside counsel is required by applicable law, public authority or the rules of any recognised stock exchange on which the securities of any Party or any of its Affiliates are listed (including the filing by the Parent of any Form 6-K with the SEC containing a description of the subject matter of this Agreement, containing or describing any press release issued pursuant hereto or including this Agreement and any other agreement or undertaking referenced herein as exhibits), in which case the Party making such announcement will, if practicable in the circumstances, use reasonable commercial efforts to allow the other Parties reasonable time to comment on such announcement in advance of its issuance.

16.2
The Parties shall keep confidential, and shall cause their respective directors, officers, employees, agents and advisors to keep confidential, the Agreement and any written, oral or other information obtained in confidence from the other Party in connection with the Transaction.

16.3
Clause 16.2 shall not apply (i) to information which becomes publicly available through no fault of the Party having received the relevant information referred to in clause 16.2; (ii) to the extent that the disclosure or use of any such information or disclosure of the this Agreement, or any other agreements or undertakings referenced herein, is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (iii) to the extent that the disclosure or use of any such information in the judgement of such Party upon the advice of its outside counsel is required by law, public authority or the rules of any recognised stock exchange on which the securities of any Party or any of its Affiliates are listed; or (iv) any announcement, filing or presentation approved or permitted pursuant to clause 16.1. Furthermore, clause 16.2 shall not apply where the disclosure is made to a third party in connection with a due diligence of the Party, and the third party in question has undertaken to keep the information confidential.

17	NOTICES
17.1
Any notice to be given under this Agreement shall be in writing and in the English language. Such notice shall be deemed duly given or made when delivered personally or by post or email the Party in question as follows:

If to the Sellers' Representative:
Name and title of recipient: For the attention of: E-mail:	Songa Bulk ASA Arne Blystad abl@blystad.no
In all events with a copy to: For the attention of: Address: E-mail:	Wikborg Rein Advokatfirma AS Dag Erik Rasmussen Dronning Maudsgt. 11, Oslo der@wr.no
If to the Purchaser:
Name and title of recipient: For the attention of: E-mail:	Star Bulk Carriers Corp. Georgia Mastagaki/Sofia Damigou legal@starbulk.com
In all events with a copy to: For the attention of: E-mail:	Advokatfirmaet BAHR AS Rolf Johan Ringdal rjr@bahr.no
17.2	or at such address as the respective Party hereto may hereafter specify in writing to the other Party.
18.	GENERAL
18.1
Songa and each Seller hereby irrevocably authorises the Sellers' Representative to, on behalf of such Party, to sign and execute any documents, perform any act or send or receive any notice, necessary in connection with completing the Agreement and each MoA, subscribing for Consideration Shares and any other acts necessary to give effect to this Agreement.

18.2
This Agreement constitutes the entire agreement between the Parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Transaction.

18.3	The aggregate liability of the Seller for all and any claims from the Purchaser under this Agreement shall in any event be limited to the Purchase Price.

18.4	This Agreement may only be changed or modified by an agreement in writing signed by the Parties.
18.5	No Party shall be entitled in any circumstance to rescind or terminate this Agreement except prior to Completion as explicitly set out in clause 5.
18.6
No Party may transfer its rights or obligations under this Agreement to any other party (whether by transfer, merger, amalgamation or otherwise) without the prior written consent of the other Party, except that

(a)
The Parent shall have the right to assign its right to take delivery of any Vessel to an entity controlled by it. The Parent and any such and assignee shall be joint and severally liable for all such Purchaser's obligations under this Agreement, but for the avoidance of doubt, any liability between the Purchasers shall be several and not joint,; and

(b)
each Seller shall have the right to assign, transfer by the way of dividend or in any other way transfer its right to receive the Consideration Shares in exchange for the Completion Receivables or Cash Amount to Songa Bulk.

For the avoidance of doubt, unless expressly provided to the contrary herein, no person who is not a Party shall have any right to enforce or enjoy the benefit of any term of this Agreement
18.7
Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear the costs and expenses incurred by it in connection with the preparation, execution and performance of the Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel and accountants.

18.8
Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction, shall not affect the validity, legality or enforceability of the relevant provision in any other jurisdiction, or of any other provision of the Agreement in any jurisdiction.

18.9
If a Party which is required to pay any sum (including interest) under this Agreement fails to pay such sum when due for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976.

19.	GOVERNING LAW; LEGAL VENUE
19.1	All matters arising out of or relating to this Agreement shall be governed by Norwegian law.
19.2	Any dispute arising from or related to this Agreement shall be settled by the ordinary courts with Oslo District Court as the legal venue (Oslo tingrett).

* * * * *

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.
For SONGA BULK ASA	For STAR BULK CARRIERS CORP.

/s/ Herman Billona	/s/ Simos Spyrou
Name: Herman Billona Position: Attorney in Fact	Name: Simos Spyrou Position: Co CFO

For	For
Songa Claudine AS	STAR NOR I LLC
Songa Opus AS	STAR NOR II LLC
Songa Mountain AS	STAR NOR III LLC
Songa Hirose AS	STAR NOR IV LLC
Songa Grain AS	STAR NOR V LLC
Songa Maru AS	STAR NOR VI LLC
Songa Haddock AS	STAR NOR VII LLC
Songa Moon AS
Songa Devi AS
Songa Delmar AS
Songa Sky AS	/s/ Georgio Mastapes
Songa Genesis AS	Name: Georgio Mastapes
Songa Flama AS	Position: President / Secretary
Songa Glory AS
Songa RES 5 AS	For
STAR NOR VIII LLC
STAR NOR IX LLC
STAR NOR X LLC
/s/ Herman Billona	STAR NOR XI LLC
Name: Herman Billona	STAR NOR XII LLC
Position: Attorney in Fact / Director	STAR NOR XIII LLC
STAR NOR XIV LLC
STAR NOR XV LLC

/s/ Sofia Damicone
Name: Sofia Damicone
Position: President / Secretary